Drinks Americas Completes $3 Million Private Placement
Wednesday December 19, 6:00 am ET

Equity Increases Net Worth and Funds Accelerated Marketing Initiatives

WILTON, CT--(MARKET WIRE)--Dec 19, 2007 -- Drinks Americas Holdings, Ltd. (OTC BB:DKAM.OB - News) (the "Company"), a leading developer and marketer of premium alcoholic and non-alcoholic beverage brands associated with icons, announced today that it has completed an institutional private placement of $3 million in non-voting, perpetual, convertible preferred stock through Midtown Partners & Co., LLC. All details of the equity financing are contained in today's filing with the Securities and Exchange Commission on Form 8K, available on www.sec.gov.
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J. Patrick Kenny, President and CEO of the Company, stated, "This equity investment, by three of our existing institutional investors, is a strong vote of confidence in our business plan, our products, and our management team. Unlike many other private placements, this preferred stock issuance has no 'put' rights, no automatic 'ratchets,' no dividends, no warrants, is convertible well above the current market price, carries an effective lock up of six months due to legal restrictions, and carries no board seats or voting rights. The resultant increase to our cash position and our net worth will allow us to accelerate our marketing efforts for our new products and to increase our ability to obtain favorable commercial financing in the future."

Mr. Kenny added, "We continue to achieve positive momentum through our previously announced joint venture with Interscope Geffen A&M Records, and with our line of Trump Super Premium Vodkas. This new capital will fuel our marketing programs in the U.S., Europe, and Russia, particularly given the unexpected acceleration of our international sales through our alliance with Recolte in Russia."

The preferred stock is convertible at $0.50 per share, and, under certain circumstances, the Company can force a conversion if the Company's common stock trades above $1.50 for ten consecutive trading days.

The transaction involved the same investors that were part of the $8 million equity raise in January of this year, and affected certain of the rights afforded the investors at that time. Accordingly, the investors in the January financing exchanged their 4,444,444 shares of the Company's common stock for 8,000 shares of the Preferred Stock, which is convertible into an aggregate of 16 million shares of common stock. Importantly, arising out of this new financing, the investors' prior right to warrants for 18,888,890 shares was waived in exchange for the issuance of 5 million shares of common stock. This waiver applies to future financings as well.

About Drinks Americas

Drinks Americas develops, owns, markets, and nationally distributes alcoholic and non-alcoholic premium beverages associated with renowned icon celebrities. Drinks Americas' portfolio of premium alcoholic beverages includes Trump Super Premium Vodka and Willie Nelson's Old Whiskey River Bourbon. The Company's non-alcoholic brands include the distribution of Paul Newman's Own Lightly Sparkling Fruit Juice Drinks and Flavored Waters.

Other products owned and distributed by Drinks Americas include award-winning Damiana Liqueur and Aguila Tequila from Mexico, Cohete Rum Guarana from Panama, and Rheingold Beer. Damiana, Old Whiskey River, Aguila Tequila and Cohete Rum are Gold and Silver Medal award winners respectively from the International Beverage Tasting Institute and the San Francisco International Wine and Spirits Competition. For further information, please visit our website at www.drinksamericas.com

Drinks Americas was founded in 2004 by J. Patrick Kenny, a leading expert in beverage sales and marketing. Mr. Kenny developed his industry expertise in a variety of management positions at the world's leading beverage companies, including Joseph E. Seagram and Sons and The Coca-Cola Company. He has also acted as advisor to several Fortune 500 beverage marketing companies, and has participated in several beverage industry transactions.

Contact:
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Charles Davidson
T: (203) 762-7000 X18
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Source: Drinks Americas Holdings, Ltd.